SCHEDULE C
                                       TO
                            TRANSFER AGENCY AGREEMENT
                                     BETWEEN
                      TOUCHSTONE INSTITUTIONAL FUNDS TRUST
                                       AND
                          J.P. MORGAN CHASE BANK, N.A.

                         DATED AS OF SEPTEMBER 17, 2007
                            REVISED SEPTEMBER 1, 2009
                         FURTHER REVISED JANUARY 1, 2011


                                  COMPENSATION


Each Fund shall pay JPMorgan, on the first business day following the end of each month, a fee based on established shareholder accounts as of the end of the month as follows:

                   Annual Fee                Account Classification
                   ----------                ----------------------
                   $18.25per account         Active Full Service
                     9.25 per account        Active Networked
                     2.00 per account        Closed Accounts

Each Fund shall reimburse J.P.Morgan Chase Bank, N.A. for its reasonable out-of-pocket expenses (as evidenced by documentation acceptable to each Fund in its sole discretion) incurred in the performance of its services under this Agreement, except that the Funds shall not reimburse the implementation fee for Advisor Central and the annual fees for each of Advisor Central and Coates.

Agreed to by:

TOUCHSTONE INSTITUTIONAL FUNDS TRUST
------------------------------------

By: /s/ Jill T. McGruder
    --------------------------------
Name:  Jill T. McGruder
Title: President


JPMORGAN CHASE BANK, N.A.
-------------------------

By: /s/ Roy E. Rogers
    --------------------------------
Name:  Roy E. Rogers
Title: Managing Director


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